Exhibit (h)(xviii)

SERVICE AGREEMENT

THIS AGREEMENT made as of the 9th day of July, 2015, by and between The Arbitrage Funds (the "Trust"), having their principal office and place of business at 41 Madison Avenue, Floor 42, New York, New York 10010 and Boston Financial Data Services, Inc., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 ("Boston Financial").

WHEREAS, the Trust desires to appoint Boston Financial as its agent to perform Trust certain services, as described herein; and whereas, Boston Financial desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1	Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints Boston Financial to act as, and Boston Financial agrees to act as, their authorized agent in performing certain services for the Trust, as described in Schedule 1.1 to this Agreement (the "Services").

1.2	Boston Financial shall perform the Services in accordance with its standard procedures, with such changes or deviations there from as may be agreed upon in writing by the parties from time to time (the "Procedures").

2.	Fees and Expenses

2.1	Fee Schedule. For the performance by Boston Financial of the Services, the Trust agrees to pay Boston Financial the fees as set forth in the attached fee schedule ("Schedule 2.1"). Such fees may be changed from time to time subject to mutual written agreement between the Trust and Boston Financial.

2.2	Reimbursable Expenses. In addition to the fees paid under Section 2.1 above, the Trust agrees to reimburse Boston Financial for reimbursable expenses, including, but not limited to, postage, shipping fees, check printing fees, ACH fees, and offsite storage fees incurred in conjunction with performance of the Services and/or at the specific direction of the Trust. Estimates for additional reimbursable expenses including, but not limited to, customized programming and enhancement fees will be provided to the Trust for approval prior to the expense being incurred.

2.3	Increases. The fees and charges set forth on Schedule 2.1 may be increased (i) in accordance with Section 2.5 below; or (ii) upon at least ninety (90) days prior written notice, if changes in laws applicable to its business or laws applicable to the Trust, which Boston Financial has agreed to abide by and implement, materially increase Boston Financial's ongoing costs to provide the Services; or (iii) in connection with the addition of new or additional features, services or modes of operation desired by the Trust. If Boston Financial notifies the Trust of an increase in fees or charges pursuant to subparagraph (ii) of this Section 2.3, the parties shall confer, diligently and in good faith and agree upon such new fee or charge to cover the amount necessary, but not more than such amount, to reimburse Boston Financial for the increased costs of operation or new trust/fund features.

Exhibit (h)(xviii)

2.4	Invoices. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify Boston Financial in writing within twenty-one (21) calendar days following the receipt of each invoice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Trust. The Trust shall settle such disputed amounts within five (5) days of the receipt by the Trust of reasonable supporting documentation or explanation from Boston Financial with respect to such disputed charge. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

2.5	Cost of Living Adjustment. After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on the then current fee increased by the percentage increase for the twelvemonth period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for BostonBrockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

2.6	Late Payments. If any undisputed amount in an invoice of Boston Financial (for fees or reimbursable expenses) is not paid when due, Boston Financial may charge the Trust interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by Boston Financial) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

3.	Representations and Warranties of Boston Financial

Boston Financial represents and warrants to the Trust that:

3.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

3.2	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

2

Exhibit (h)(xviii)

3.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

Representations and Warranties of the Trust

The Trust represents and warrants to Boston Financial that:

4.1	The Trust is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization.

4.2	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.4	The Trust is an open-end management investment company registered under the '40 Act.

4.5	A registration statement under the Securities Act of 1933, as amended, for the Trust is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares being offered for sale by the Trust.

5.	Indemnification

5.1	Boston Financial shall not be responsible for, and the Trust shall indemnify and hold Boston Financial harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the Trust's defense of any lawsuit in which Boston Financial or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a) All actions of Boston Financial or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Trust's lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by Boston Financial, or its agents or subcontractors on: (i) any information, records, or data, which are received by Boston Financial or its agents or subcontractors (whether in hard copy or machine readable input, facsimile, data entry, electronic instructions, or other similar means authorized by the Trust), and which have been prepared, maintained or performed by the Trust, or any other person or firm on behalf of the Trust including but not limited to any broker-dealer or other financial intermediary; (ii) any instructions or requests of the Trust or any of its officers; or (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

3

Exhibit (h)(xviii)

5.2	Subject to the provisions of Section 6, the Trust shall not be responsible for, and Boston Financial shall indemnify and hold the Trust harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure of Boston Financial to act as a result of Boston Financial's lack of good faith, negligence or willful misconduct in the performance of its Services hereunder.

5.3	In order that the indemnification provisions contained in this Section 5 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party's prior written consent.

6.	Standard of Care

6.1	Boston Financial shall at all times act in good faith and agrees to use all commercially reasonable efforts in performing the Services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless said errors are caused by its negligence or willful misconduct or that of its employees or agents. Notwithstanding the foregoing, Boston Financial's aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by Boston Financial under this Agreement for all of the Trust subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received for the Services under this Agreement by Boston Financial as fees and charges, but not including reimbursable expenses, during the twelve (12) calendar months immediately preceding the first event for which recovery from Boston Financial is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud or willful misconduct by Boston Financial's employees. For purposes of this Section 6. "willful misconduct" shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Trust.

7.	Confidentiality

7.1	Boston Financial and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by Boston Financial or the Trust during performance under this Agreement. In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that Boston Financial must disclose such Confidential Information to a sub-contractor or Trust agent for purposes of providing Services under this Agreement.

4

Exhibit (h)(xviii)

7.2	For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Trust: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Trust, or any other secret or confidential information whatsoever of the Trust; and (ii) all information that the Trust is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to Boston Financial's Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how," organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to Boston Financial's business, operations or systems (or to the business, systems or operations of the Boston Financial's affiliates or other third parties).

7.3	For purposes of this Agreement, "Customer Information" means all the customer identifying data however collected or received, including without limitation, through "cookies" or non-electronic means pertaining to or identifiable to the Trust's Shareholders, prospective shareholders and plan administrators (collectively, "Trust Customers"), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Trust service, including the Trust's web site; or (iii) any data otherwise submitted in the process of registering for a Trust service. For the avoidance of doubt, Customer Information shall include all "nonpublic personal information," as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) ("GLB Act") and all "personal information" as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., ("Mass Privacy Act"),

7.4	Boston Financial will use the Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement and (ii) federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as applicable.

5

Exhibit (h)(xviii)

7.5	In the event that any requests or demands are made for the inspection of the records of the Trust, Boston Financial will use reasonable efforts to notify the Trust (except where prohibited by law) and to secure instructions from an authorized officer of the Trust as to such inspection. Boston Financial expressly reserves the right, however, to exhibit the Trust' records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person. In the event that Boston Financial is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce such records of the Trust or Boston Financial's personnel as witnesses, the Trust agree to pay Boston Financial for Boston Financial's time and expenses, as well as the reasonable fees and expenses of Boston Financial's counsel, incurred in responding to such request, order or requirement.

8.	Additional Commitments of the Parties

8.1	Records. Boston Financial shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by applicable laws and regulations; and (ii) in accordance with its record retention policies. Records maintained by Boston Financial on behalf of the Trust shall be maintained by Boston Financial for such period as required by applicable law or until such earlier time as Boston Financial has delivered such records into the possession or the Trust or its designee or destroyed them at the Trusts' request.

8.2	Information Security. Boston Financial has implemented and maintains at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Trust's Confidential Information, including Customer Information, in the possession of Boston Financial that will be no less rigorous than those in place as of the date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. Boston Financial will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act, Boston Financial will meet with the Trust, at its request, on an annual basis to discuss information security safeguards. If Boston Financial or its agents discover or are notified that someone has breached security relating to the Trust's Confidential Information, including Customer Information, Boston Financial will promptly (a) notify the Trust of such breach, and (b) if the applicable Confidential Information was in the possession or under the control of Boston Financial or its agents at the time of such breach, Boston Financial will promptly (i) investigate such breach, and (ii) advise the Trust as to the steps being taken that to address such breach.

8.3	Business Continuity. Boston Financial will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon the reasonable request of the Trust. Boston Financial will test the adequacy of its business continuity plan at least annually and, upon request, the Trust may participate in such test. Upon request by the Trust, Boston Financial will provide the Trust with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts Boston Financial's provision of services under this Agreement, Boston Financial will promptly notify the Trust of the disruption and the steps being implemented under the business continuity plan.

6

Exhibit (h)(xviii)

8.4	Inspections. During the term of this Agreement, authorized representatives of the Trust may conduct periodic inspections of Boston Financial's facilities and Boston Financial's records and procedures solely as they pertain to the Services for the Trust under or pursuant to this Agreement. Such inspections shall be conducted at the Trust's expense and shall occur during Boston Financial's regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year. In connection with such inspections, the Trust shall not attempt to access, nor will it review, the records of any other clients of Boston Financial and the Trust shall conduct the inspection in a manner that will not interfere with Boston Financial's normal and customary conduct of its business activities, including the provision of services to the Trust and to other clients. Boston Financial shall have the right to immediately require the removal of any Trust representatives from its premises in the event that their actions, in the reasonable opinion of Boston Financial, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of Boston Financial. Boston Financial may require any persons seeking access to its facilities to provide reasonable evidence of their authority. Boston Financial may also reasonably require any of the Trust's nonemployee representatives to execute a confidentiality agreement before granting such individuals access to its facilities. Boston Financial will also provide reasonable access to the Trust's governmental regulators, at the Trust's expense, solely to (i) the Trust's records held by Boston Financial and (ii) the procedures of Boston Financial directly related to its provision of services to the Trust under the Agreement.

9.	Termination of Agreement

9.1	Term. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 9. The term may be renewed for successive periods of one year each ("Renewal Term"). Either Boston Financial or the Trust shail give written notice to the other party ninety (90) days before the expiration of the Initial Term or of a Renewal Term if such party desires not to renew the Agreement for an additional one year period and in the absence of such notice the Agreement shall renew automatically for such one year term. Ninety (90) days before the expiration of the Initial Term or a Renewal Term, Boston Financial and the Trust will agree upon a Fee Schedule for the upcoming Renewal Term. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 2.1 hereto shall remain in effect subject to increase under Section 2.5.

9.2	Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Trust or Boston Financial, Boston Financial, at the Trust's request, shall offer reasonable assistance to the Trust (the "Deconversion"). Such Deconversion is subject to the recompense of Boston Financial for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein "reasonable assistance" and "transitional assistance" shall not include requiring Boston Financial (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider's system, or to provide any new functionality to such provider's system, or (ii) to disclose any confidential information of Boston Financial.

7

Exhibit (h)(xviii)

9.3	Termination or Non Renewal.

(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement by the Trust, the Trust will promptly pay Boston Financial any fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Trust's Deconversion.

(b) Deconversion Costs. In the event of termination or non-renewal of this Agreement, the Trust shall pay Boston Financial for the Deconversion costs as noted in Section 9.2.

(c) Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Trust shall pay Boston Financial all reasonable fees and expenses for providing any support services that the Trust requests post Deconversion.

(d) Early Termination for Convenience. In addition to the foregoing, in the event that the Trust terminates this Agreement prior to the end of the Initial Term or the Renewal Term other than for cause under Section 9.7, the Trust shall pay Boston Financial an amount equal to the average monthly fee paid by the Trust to Boston Financial under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to Boston Financial. Such early termination fee shall be limited to eighteen (18) months' fees.

The amounts under paragraphs (a), (b) and (d) above, shall become due and payable and shall be paid by the Trust on the business day immediately prior to the Deconversion. The amounts due under paragraph (c), if applicable, shall be invoiced as incurred and paid promptly by the Trust upon receipt of such invoices.

9.4	Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

9.5	Unpaid Invoices. Boston Financial may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to Boston Financial being outstanding for more than ninety (90) days after receipt by the Trust, except with respect to any amount subject to a good faith dispute within the meaning of Section 2.4 of this Agreement.

8

Exhibit (h)(xviii)

9.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

9.7	Cause. If either of the parties hereto becomes in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within sixty (60) days of receipt of such notice, or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than sixty (60) days to the defaulting party.

9.8	Within thirty (30) days after completion of a Deconversion, the Trust will give notice to Boston Financial containing reasonable instructions regarding the disposition of any records or other property belonging to the Trust and then in Boston Financial's possession and shall make payment for Boston Financial's reasonable costs to comply with such notice. In no event shall Boston Financial be required to keep archived versions of the Trust's records beyond the requirements of law applicable to its business and the terms of this Section 9.8.

10.	Assignment and Third Party Beneficiaries

10.1	Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

10.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than Boston Financial and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of Boston Financial and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

10.3	This Agreement does not constitute an agreement for a partnership or joint venture between Boston Financial and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

9

Exhibit (h)(xviii)

11.	Subcontractors

11.1	Boston Financial may, without further consent on the part of the Trust, subcontract for the performance hereof with an affiliate of Boston Financial. Boston Financial shall, however, remain liable for performance of this agreement notwithstanding any such assignment.

11.2	For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the United States Postal Service, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of Boston Financial.

12.	Miscellaneous

12.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

12.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

12.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

12.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

12.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

12.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

12.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

10

Exhibit (h)(xviii)

12.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

12.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

12.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

12.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

12.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Boston Financial, to:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169

Attention: General Counsel, Legal Department
Facsimile: 617-483-7091

(b)	If to the Trust, to:

The Arbitrage Funds

c/o Water Island Capital, LLC

41 Madison Avenue, 42nd Floor

New York, New York 10010

Attention: General Counsel

Facsimile: 1 646 480-8210

Signatures on following page

11

Exhibit (h)(xviii)

SERVICE AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE ARBITRAGE FUNDS	BOSTON FINANCIAL DATA SERVICES, INC.

By:/s/ Jon Hickey	By:

Name: Jon Hickey	Name:

Title: Treasurer	Title:

12

Exhibit (h)(xviii)

SCHEDULE A
Dated: July 9, 2015

Fund	Type of Entity	Jurisdiction

Arbitrage Fund

Arbitrage Event-Driven Fund

Arbitrage Credit Opportunities Fund

The Arbitrage Tactical Equity Fund

13

Exhibit (h)(xviii)

SCHEDULE 1.1

BLUE SKY SERVICES

Trust Responsibilities

In connection with the provision of the Blue Sky Services by Boston Financial, the Trust shall:

l.	Determine and advise Boston Financial with respect to those jurisdictions in which Notice Filings are to be submitted; and

2.	Determine and advise Boston Financial of the number of the Trust's shares or the dollar amount that is to be permitted to be sold in each such jurisdiction; and

3.	Determine the availability, of any exemptions under a jurisdiction's blue sky laws with the assistance of Boston Financial; and

4.	Work with Boston Financial to identify what systematic exemptions will be taken by the Trust and coded on the Trust' transfer agent's system; and

5.	Provide written instructions in Boston Financial's standard format to implement systematic exemptions and exclusions from reporting where practicable on the Trust' transfer agent system or the Boston Financial Blue Sky Solutions system; and

6.	Issue in favor of Boston Financial a limited power of attorney in the form set forth in Appendix A to this Agreement in order that Boston Financial may submit Notice Filings and payments with respect thereto on behalf of the Trust.

Boston Financial Responsibilities

At the direction of the Trust, Boston Financial will perform the Blue Sky Services set forth below.

l.	File Initial Notice Filings; and

2.	File the Trust's renewals and amendments; and

3.	File amendments to the Trust's state registration statement; and

4.	File the Trust's sales reports; and

5.	Make payments, at the expense of the Trust, of Notice Filing fees; and

6.	File the Prospectuses and Statements of Additional Information, supplied by the Trust, and any amendments or supplements thereto; and

7.	Perform such additional services as Boston Financial and the Trust may agree upon in writing and add to this Agreement by amendment.

In the event that Boston Financial becomes aware of (a) the sale of the Trust's shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of the Trust's shares in excess of the number of shares of the Trust permitted to be sold in such jurisdiction, Boston Financial shall report such information to the Trust and the Trust shall instruct Boston Financial with respect to the corrective action to be taken.

14

Exhibit (h)(xviii)

SCHEDULE 2.1
FEES AND EXPENSES
Effective date: July 9, 2015 through July 8, 2018

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system.

Permits: 856 Existing Sales Feeds: 7
	Rate	Volume	Extension
All Permits	$86.00	856	$73,616.00
Annual fee per direct broker/dealer linkage	$500.00	7	$3,500.00

Total Annual Fees			$73,616.00

One-Time Fees:
One-time complex fee for establishing transfer agency/broker linkage	$1,000.00	N/A	N/A

Conversion Estimate			$5,325.00

15